SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 17, 2003

PAVILION BANCORP, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-22461 (Commission File Number)	38-3088340 (IRS Employer Identification no.)

135 East Maumee Street Adrian, Michigan (Address of principal executive office)		49221 (Zip Code)

Registrant's telephone number, including area code: (517) 265-5144

Item 7.         Financial Statements and Exhibits.

Exhibit

99.1     Press release dated April 17, 2003.

Item 9.         Regulation FD Disclosure.

On April 17, 2003, Pavilion Bancorp, Inc. issued a press release announcing a dividend and results for the first fiscal quarter. A copy of the press release is attached as Exhibit 99.1.

This information furnished under “Item 9. Regulation FD Disclosure” is intended to be furnished under “Item 12. Results of Operations and Financial Condition” in accordance with SEC Release No. 33-8216.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 17, 2003	PAVILION BANCORP, INC. (Registrant)
	By:	/s/ Loren V. Happel Loren V. Happel Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated April 17, 2003 with respect to First Quarter Earnings and Dividend

EXHIBIT 99.1

For Immediate Release
April 17, 2003

News For:	Pavilion Bancorp, Inc.
Contact:	Douglas L. Kapnick, Chairman of the Board Pamela S. Fisher, Corporate Secretary (517) 266-5042 pfisher@pavilionbancorp.com

Pavilion Bancorp 1st Quarter Earnings and Dividend

Reflect Company’s Continued Strength

        ADRIAN, MICHIGAN: The Directors of Pavilion Bancorp, Inc., the parent company of the Bank of Lenawee and the Bank of Washtenaw, have announced a cash dividend of $.23 per share on the common stock payable April 30, 2003 to shareholders of record on April 28, 2003. That dividend reflects a 5 percent, or 1 cent, increase.

        The company’s unaudited consolidated net income for the first quarter was $855,758, a 13 percent improvement over the same quarter in 2002. The increase in net income was a result of the continued strength of the real estate mortgage business and a strong net interest margin.

        “Our staff should be commended for their hard work and dedication that continues to contribute to Pavilion Bancorp’s success, especially with the challenging economy in which we continue to operate,” said Douglas L. Kapnick, Chairman of the Board of Pavilion Bancorp. “Without their dedication to providing exceptional customer service and meeting the needs of our customers, the corporation would not be able to grow as it continues to do each quarter.”

        Pavilion Bancorp, Inc. is traded on the OTC Bulletin Board under the symbol PVLN. Stifel Nicolaus, of Columbus, Ohio, is the primary market maker in the stock.